Exhibit 99.1
PRESS RELEASE
Evergreen Solar Reports First Quarter Revenues of $78.5 Million
Devens Ships a Record 35.4 Megawatts
China Expansion on Schedule
Marlboro, Massachusetts, May 4, 2010 – Evergreen Solar, Inc. (NasdaqGM: ESLR), a manufacturer of String Ribbon™ solar power products with its proprietary, low-cost silicon wafer technology, today announced financial results for the first quarter ended April 3, 2010.
Key accomplishments during the quarter were:
•	Shipments increased to 35.4 MW from 31.9 MW in the fourth quarter 2009

•	Total manufacturing cost decreased slightly to $2.04 per watt from $2.05 per watt in the fourth quarter of 2009

•	Reduced wafer manufacturing cost to $0.65 per watt from $0.69 per watt in the fourth quarter of 2009

•	Installed ten Quad furnaces for training purposes and produced the first wafers in China
“Our Devens facility is performing strongly and our China expansion effort is proceeding as planned. As a result of the recently completed convertible note financing, we are in a very strong position to rapidly execute on the expansion strategy we have outlined for our operations in China,” stated Richard M. Feldt, Chairman, CEO and President. He added, “We have continued to hire key personnel in China and we expect production equipment to be delivered and installed on time which will allow us to begin shipping product by mid this year.”
“We expect demand in the second quarter will again be strong. Accordingly, we are planning to produce and ship between 37 to 38 megawatts from our Devens facility. Additionally, we expect to begin shipping cells to China from Devens that are to be processed into panels, beginning the transition of panel assembly to China,” continued Feldt. “Overall, we are very pleased with the demand we have seen for our product as well as the progress we’re making at Devens and in China,” concluded Feldt.
First Quarter 2010 Financial Results
Revenues for the first quarter of 2010 were $78.5 million were up 5% sequentially compared to 2009 fourth quarter revenues of $74.5 million. Average selling price for the first quarter of 2010 was $2.21 per watt down 4.7% from $2.32 per watt from the fourth quarter of 2009, due mainly to a stronger U.S. dollar.
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Gross margin for the first quarter of 2010 was 7.7%, compared to 11.9% in the fourth quarter of 2009. The decrease in gross margin was due to the decrease in average selling prices.
Operating loss for the first quarter was $14.1 million, compared to $21.1 million for the fourth quarter of 2009. Operating loss in the first quarter of 2010 decreased from the fourth quarter of 2009 due mainly to lower gross profit offset by lower restructuring charges and equipment write-offs.
Net loss for the first quarter of 2010 was $23.9 million compared to $98.4 million in the fourth quarter of 2009. Net loss in the fourth quarter includes approximately $56.3 million of impairment charges associated with the Company’s investment in Sovello.
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Conference Call Information
Management will conduct a conference call at 8:30 a.m. (ET) tomorrow (May 5, 2010) to review the Company’s first quarter financial results and highlights. The call will be webcast live over the Internet and can be accessed by logging on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com prior to the event. The call also can be accessed by dialing 877-797-2980 or 913-312-0415 (International) prior to the start of the call and refer to confirmation code 4922315. For those unable to join the live conference call, a webcast replay will be available from 11:00 a.m. (ET) on May 5, 2010 through 8:00 p.m. (ET) on May 14, 2010. To access the webcast replay, logon to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com.
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets String Ribbon™ solar power products using its proprietary, low-cost silicon wafer technology. The Company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar® and String Ribbon™ are trademarks of Evergreen Solar, Inc.
Safe Harbor Statement
This press release contains forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including those that discuss expectations, beliefs, strategies, goals, outlook or other non-historical matters. Such forward-looking statements are neither promises nor guarantees and involve a number of factors that could cause actual results to differ materially. Those factors include risks and uncertainties associated with Evergreen Solar’s ability to cost-effectively manufacture products, improve operations in Devens, Massachusetts, develop its Wuhan, China factory, transition panel assembly operations to China and otherwise expand production rapidly, as well as uncertainties associated with product demand and pricing and other important risks and uncertainties identified in Evergreen Solar’s periodic filings made with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made.
CONTACT:
Evergreen Solar, Inc.
Michael McCarthy
Director – Investor Relations
mmccarthy@evergreensolar.com
Phone: 508-251-3261

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Balance Sheets (a)
(in thousands, except share data)
(Unaudited)

	December 31,	April 3,
	2009	2010
	(Adjusted)
Assets
Current assets:
Cash and cash equivalents	$112,368	$57,479
Accounts receivable, net of allowances for doubtful accounts	53,295	66,551
Inventory	34,890	43,921
Prepaid cost of inventory	25,634	28,575
Other current assets	11,451	13,159

Total current assets	237,638	209,685

Restricted cash	3,134	9,909
Deferred financing costs	8,312	7,697
Loan receivable from Jiawei and related interest	—	2,642
Prepaid cost of inventory	147,573	138,338
Fixed assets, net	430,681	429,007
Other assets	295	298

Total assets	$827,633	$797,576

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$31,420	$34,890
Due to Sovello AG and related guarantees	17,544	8,752
Accrued employee compensation	7,287	4,002
Accrued interest	7,004	3,115
Accrued warranty	2,368	2,736

Total current liabilities	65,623	53,495

Senior convertible notes, net of discount	323,276	326,398
Loan and related interest payable	34,152	34,782
Deferred income taxes	5,396	5,396

Total liabilities	428,447	420,071
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 450,000,000 shares authorized, 207,809,919 and 208,052,982 shares issued and outstanding at December 31, 2009 and April 3, 2010, respectively	2,078	2,081
Additional paid-in capital	1,028,233	1,030,474
Accumulated deficit	(631,119)	(655,057)
Accumulated other comprehensive income (loss)	(6)	7

Total stockholders’ equity	399,186	377,505

Total liabilities and stockholders’ equity	$827,633	$797,576

(a)	On January 1, 2010, the Company adopted the FASB’s update to the Debt topic of the FASB codification which requires an entity that enters into an equity-classified share lending agreement, utilizing its own shares, in contemplation of a convertible debt issuance or other financing to initially measure the share lending arrangement at fair value and treat it as a cost of the financing. In addition, if it becomes probable that the counterparty to the arrangement will default, the issuer shall recognize an expense for the fair value of the unreturned shares, net of probable recoveries. These rules require restatement of prior periods to conform to current accounting.

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Statements of Operations (a)
(in thousands, except per share data)
(Unaudited)

	Quarter Ended
	April 4, 2009	April 3, 2010
	(Adjusted)
Product revenues	$54,439	$78,473
Royalty and fee revenues	1,367	—

Total revenues	55,806	78,473
Cost of revenues	55,122	72,424

Gross profit	684	6,049

Operating expenses:
Research and development	4,446	4,736
Selling, general and administrative	6,376	7,692
Write-off of loan receivable from silicon supplier	43,882	—
Facility start-up	3,459	3,730
Restructuring charges	1,792	3,981

Total operating expenses	59,955	20,139

Operating loss	(59,271)	(14,090)

Other income (expense):
Foreign exchange gains (losses), net	(699)	(2,244)
Interest income	2,213	139
Interest expense	(5,633)	(7,743)

Other income (expense), net	(4,119)	(9,848)

Loss before equity loss from interest in Sovello AG	(63,390)	(23,938)
Equity loss from interest in Sovello AG	(1,152)	—

Net loss	$(64,542)	$(23,938)

Net loss per share (basic and diluted)	$(0.40)	$(0.12)

Weighted average shares used in computing basic and diluted net loss per share	161,888	205,133

(a)	On January 1, 2010, the Company adopted the FASB’s update to the Debt topic of the FASB codification which requires an entity that enters into an equity-classified share lending agreement, utilizing its own shares, in contemplation of a convertible debt issuance or other financing to initially measure the share lending arrangement at fair value and treat it as a cost of the financing. In addition, if it becomes probable that the counterparty to the arrangement will default, the issuer shall recognize an expense for the fair value of the unreturned shares, net of probable recoveries. These rules require restatement of prior periods to conform to current accounting.

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Statements of Cash Flows (a)
(in thousands)
(Unaudited)

	Quarter Ended
	April 4, 2009	April 3, 2010
	(Adjusted)
Cash flows from operating activities:
Net loss	$(64,542)	$(23,938)

Adjustments to reconcile net loss to net cash used in operating activities:
Imputed interest and accretion of bond premiums	(478)	—
Amortization of prepaid cost of inventory	—	3,686
Equity loss from Sovello AG	1,152	—
Amortization of deferred debt financing costs	599	614
Loss on loan receivable from silicon supplier	43,882	—
Depreciation expense	8,467	14,813
Provision for warranty	279	393
Amortization of debt discount	2,844	3,122
Compensation expense associated with employee equity awards	1,719	1,222
Changes in operating assets and liabilities:
Accounts receivable	(12,433)	(13,256)
Inventory	(6,271)	(9,031)
Prepaid cost of inventory	3,196	3,567
Other current assets	(2,447)	(1,708)
Accounts payable and accrued expenses	(24,792)	177
Interest payable	(2,654)	(3,192)
Other	4,018	10

Net cash used in operating activities	(47,461)	(23,521)

Cash flows from investing activities:
Purchases of fixed assets and deposits on fixed assets under construction	(59,051)	(13,803)
Proceeds from the disposal of fixed assets	—	22
Increase in restricted cash	—	(6,788)
Increase in Sovello AG loan	(11,750)	—
Payment associated with Sovello AG guarantee	—	(8,075)
Increase in other loans	—	(2,641)
Proceeds from sale and maturity of marketable securities	74,051	—

Net cash provided by (used in) investing activities	3,250	(31,285)

Cash flows from financing activities:
Payment associated with share increase	—	(144)
Proceeds from exercise of stock options and shares purchased under Employee Stock Purchase Plan	191	61

Net cash provided by (used in) financing activities	191	(83)

Net decrease in cash and cash equivalents	(44,020)	(54,889)
Cash and cash equivalents at beginning of period	100,888	112,368

Cash and cash equivalents at end of period	$56,868	$57,479

(a)	On January 1, 2010, the Company adopted the FASB’s update to the Debt topic of the FASB codification which requires an entity that enters into an equity-classified share lending agreement, utilizing its own shares, in contemplation of a convertible debt issuance or other financing to initially measure the share lending arrangement at fair value and treat it as a cost of the financing. In addition, if it becomes probable that the counterparty to the arrangement will default, the issuer shall recognize an expense for the fair value of the unreturned shares, net of probable recoveries. These rules require restatement of prior periods to conform to current accounting.